EXHIBIT 4.4

                         PRESTIGE FINANCIAL CORP.
               1994 STOCK OPTION PLAN FOR OUTSIDE DIRECTORS


    1.   Purpose

    The purpose of the Prestige Financial Corp. (the "Holding Company") 1994 Stock Option Plan for Outside Directors (the "Directors' Option Plan" or the "Plan") is to promote the growth and profitability of the Holding Company and Prestige State Bank (the "Bank") by providing Outside Directors of the Holding Company with an incentive to achieve long-term objectives of the Holding Company and the Bank and to attract and retain nonemployee directors of outstanding competence by providing such Outside Directors with an opportunity to acquire an equity interest in the Holding Company.

    2.   Grant of Options

         (a) Initial Grant to Current Outside Directors. Each Outside Director with service of at least three years with the Holding Company or the Bank (for purposes of this Directors' Option Plan, the term "Outside Director" shall mean a member of the Board of Directors of the Holding Company not also serving as a full-time employee of the Holding Company or the Bank), is hereby granted non-statutory stock options to purchase 2,000 shares of the Common Stock of the Holding Company ("Common Stock"), subject to adjustment as provided in Section 4 hereof.

         The purchase price per share of the Common Stock deliverable upon exercise of such option shall equal the Fair Market Value of the Common Stock on the date of the grant of this option as determined under Section 2(e). These initial grants shall be effective as of the effective date of the Directors' Option Plan as defined in Section 5 hereof ("Effective Date").

         (b) Initial Grant to Subsequent Outside Directors. Any Outside Director who does not have three years of service with the Holding Company or the Bank will be granted options to purchase shares of Common Stock, subject to adjustment as provided in
Section 4 hereof, upon attaining two years of service.

    The purchase price per share of the Common Stock deliverable upon exercise of such option shall equal the Fair Market Value of the Common Stock on the third anniversary of the day the Outside Director became an Outside Director of the Holding Company, as determined under Section 2(e).

         (c) Ongoing Annual Grants. Each anniversary of the day the Outside Director receives an initial grant of options under
Section 2(a) or (b), that Outside Director will receive additional non-statutory stock options to purchase shares of Common Stock, subject to adjustment pursuant to Section 4, or to purchase such lesser number of shares of Common Stock as remain available for grant pursuant to this Directors' Option Plan.

         If options for sufficient shares are not available under the Directors' Option Plan to fulfill the grant of options under
Section 2(b) or 2(c) and thereafter options become available, such Outside Directors shall then receive options to purchase an amount of shares of Common Stock, determined by dividing the number of shares then available pro rata among each Outside Director, not to exceed the number of options set forth in Section 2(b) and (c), subject to adjustment under Section 4 as appropriate. The date of grant shall be the date options for such shares become available. The purchase price per share of the Common Stock deliverable upon exercise of such options shall equal the Fair Market Value of the Common Stock on the date the option is granted as determined under
Section 2(e).

         (d)  Ineligibility.  An option under the Directors'
Option Plan shall not be granted to any Outside Director who at any previous time was an employee of either the Holding Company or the Bank and in such capacity was eligible to receive any options to purchase Common Stock.

         (e) Fair Market Value. For purposes of the Directors' Option Plan, Fair Market Value means the average of the bid and ask prices, or the high and low prices, if applicable, of the Common Stock as reported by the NASDAQ Small Cap-Issues (as published by the Wall Street Journal, if published) on the date of the grant, or if the Common Stock was not traded on such date, on the next preceding day on which the Common Stock was traded thereon.

    3.   Terms and Conditions

         (a) Option Agreement. Each option shall be evidenced by a written option agreement between the Holding Company and the Outside Director specifying the number of shares of Common Stock that may be acquired through its exercise and containing such other terms and conditions which are not inconsistent with the terms of this grant.

         (b)  Vesting.  Each option granted pursuant to Section
2(a), (b) or (c) hereof shall vest and become exercisable in two equal annual installments with the first installment vesting one year from the date of grant.

         (c) Manner of Exercise. The option when exercisable may be exercised from time to time in whole or in part, by delivering a written notice of exercise to the Chief Executive Officer of the Holding Company signed by the Outside Director. Such notice is irrevocable and must be accompanied by full payment of the exercise price (as determined in Section 2(a), (b) or (c) hereof), in cash or shares of previously acquired Common Stock, at the Fair Market Value of such shares determined on the exercise date by the manner described in Section 2(e) above.

         (d) Transferability. Each option granted hereby may be exercised only by the Outside Director to whom it is issued, or in the event of the Outside Director's death, his or her personal representative(s), designee(s), heir(s) or devisee(s) pursuant to the terms of Section 3(e) hereof.

         (e) Termination of Service. Upon the termination of an Outside Director's service for any reason other than disability, retirement, Change in Control, death or removal for cause, the Outside Director's stock options shall be exercisable only as to those shares which were immediately purchasable by the Outside Director at the date of termination. In the event of death or disability of any Outside Director, all stock options held by such Outside Director, whether or not exercisable at such time, shall become immediately exercisable by the Outside Director or the legal representatives or beneficiaries. Upon termination of the Outside Director's service due to retirement, or a Change in Control, all stock options held by such Outside Director, whether or not exercisable at such time, shall become immediately exercisable. However, shares of Common Stock acquired through the exercise of options granted under Section 2 may not be sold or otherwise disposed of for a period of one year from the date of grant of the option. For purposes of this Plan the following terms are defined:

         (i) "Change in Control" of the Holding Company shall mean an event of a nature that: (1) any "person" (as the term is used in Sections 13(d) and 14(d) of the Exchange
         Act) who is not now presently but becomes the "beneficial owner" (as defined in Rule 13(d)-3 under the Exchange
         Act), directly or indirectly, of securities of the Holding Company representing 30% or more of the Holding Company's outstanding securities except for any securities purchased by any tax-qualified employee benefit plan of the Holding Company; or (2) individuals who constitute the Board on the Effective Date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Holding Company's stockholders was approved by the Incumbent Board, shall be, for purposes of this clause (2), considered as though he were a member of the Incumbent Board; or (3) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Holding Company or similar transaction occurs in which the Holding Company is not the resulting entity; or (4) a proxy statement soliciting proxies from shareholders of the Holding Company, by someone other than the current management of the Holding Company, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Holding Company or similar transaction with one or more corporations as a result of which the outstanding shares of the class of securities then subject to the plan or transaction are exchanged for or converted into cash, property or securities not issued by the Holding Company shall be distributed; or (5) a tender offer is made for 30% or more of the voting securities of the Holding Company.

         (ii) "Disability" means the permanent and total inability by reason of mental or physical infirmity, or both, of an Outside Director to perform the work customarily assigned to him. Additionally, a medical doctor selected or approved by the Board of Directors must advise the Board that it is either not possible to determine when such disability will terminate or that it appears probable that such disability will be permanent during the remainder of said Outside Director's lifetime.

         (iii) "Retirement" means the termination of service from the Board of Directors of the Holding Company following written notice to the Board as a whole of such Outside
         Director's intention to retire or retirement as determined by the Holding Company's bylaws.

         (f) Termination of Option. Each option shall expire upon the earlier of (i) one hundred and twenty (120) months following the date of grant, or (ii) one (1) year following the date on which the Outside Director ceases to serve in such capacity for any reason other than removal for cause. If the Outside Director dies before fully exercising any portion of an option then exercisable, such option may be exercised by such Outside Director's beneficiary, personal representative(s), heir(s) or devisee(s) at any time within the one (1) year period following his or her death; provided, however, that in no event shall the option be exercisable more than one hundred and twenty (120) months after the date of its grant. If the Outside Director is removed for cause, all options awarded to him shall expire upon such removal.

    4.   Common Stock,Subject to the Directors' Option Plan

    The shares which shall be issued and delivered upon exercise of options granted under the Directors' Option Plan may be either authorized and unissued shares of Common Stock or authorized and issued shares of Common Stock held by the Holding Company as treasury stock. The number of shares of Common Stock reserved for issuance under the Directors' Option Plan shall not exceed 125,600 shares of the Common Stock of the Holding Company, par value $.01 per share, subject to adjustments pursuant to this Section 4. Any shares of Common Stock subject to an option which for any reason either terminates unexercised or expires, shall again be available for issuance under the Directors' Option Plan.

    In the event of any change or changes in the outstanding
Common Stock of the Holding Company by reason of any stock dividend or split, recapitalization, reorganization, merger, consolidation, spin-off, combination or any similar corporate change, or other increase or decrease in such shares effected without receipt or payment of consideration by the Holding Company, the number of shares of Common Stock which may be issued under the Directors' Option Plan, the number of shares of Common Stock for which options may be granted under this Directors' Option Plan and the option price of such options, shall be automatically adjusted to prevent dilution or enlargement of the rights granted to an Outside Director under the Directors' Option Plan.

    5.   Effective Date of the Plan; Shareholder Ratification

    This Plan was approved by the Board of Directors on February 9, 1994, and shall be effective oh April 29, 1994, subject, however, to the approval thereof by a majority of the stockholders of the Holding Company present in person or by proxy at the Annual Meeting of Shareholders to be held on that date.

    6.   Termination of the Plan

    The right to grant options under the Directors' Option Plan will terminate automatically upon the earlier of ten years after the Effective Date of the Plan or the issuance of 157,000 shares of Common Stock (the maximum number of shares of Common Stock reserved for issuance under this Plan) subject to adjustment pursuant to
Section 4 hereof. A majority of the outstanding shares of the Common Stock entitled to vote is required to terminate the Directors' Option Plan for any other reason; provided, however, no such termination shall, without the consent of the affected Outside Director, affect such Outside Director's rights under a previously granted option.

    7.   Amendment of the Plan

    The Directors' Option Plan may be amended from time to time by the Board of Directors of the Holding Company provided that Section 2 and 3 hereof shall not be amended more than once every six (6) months other than to comport with the Internal Revenue Code of 1986, as amended, or the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder. Except as provided in
Section 4 hereof, rights and obligations under any option granted before an amendment shall not be altered or impaired by such amendment without the written consent of the Outside Director. If the Directors' Option Plan becomes qualified under 17 C.F.R.
Section 240.16(b)-3 ("Rule 16(b)-3") of the rules and regulations promulgated under the Securities Exchange Act of 1934 and an amendment would require shareholder approval under such Rule 16(b)- 3 to retain the Plan's qualification, then subject to the discretion of the Board of Directors of the Holding Company, such amendment shall be presented to shareholders for ratification, provided, however, that the failure to obtain shareholder ratification shall not affect the validity of this Plan as so amended and the options granted hereunder.

    8.   Applicable Law

    The Plan will be administered in accordance with the laws of the State of New Jersey to the extent not preempted by federal law.

    9.   Compliance with Section 16

    If this Plan is qualified under Rule 16(b)-3, transactions under this Plan are intended to comply with all applicable conditions of Rule 16(b)-3 or its successors under the Exchange Act. To the extent that any provision of the Plan fails to so comply, such provision shall be deemed null and void, to the extent permitted by law.